As filed with the Securities and Exchange Commission on May 27, 2011
Registration No. 333-164444

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-1
ON
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GULF RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3637458	2800
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)	(Primary Standard Industrial Classification Code Number)

99 Wenchang Road, Chenming Industrial Park, Shouguang City, Shandong, China, 262714

+86 (536) 567-0008

(Address, including zip code, and Telephone Number, including area code, of Registrant’s Principal Executive Offices)
_________

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
(212) 407-4000

(Name, Address, including zip code, and Telephone Number, including area code, of Agent for Service)
__________

With a copy to:
Mitchell S. Nussbaum, Esq.
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Tel:  (212) 407-4159
Fax:(212) 407 4990

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: ☐

This Registration Statement is a Post-Effective Amendment No. 2 on Form S-3 to Registration Statement No. 333-164444 and shall hereafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended.

Explanatory Note: This Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 (Registration No. 333-164444) (the “Registration Statement”), which was declared effective by the Commission on May 12, 2010 is being filed to update disclosure to include recent audited financial statements and other information. This post-effective amendment includes (i) 2,892,870 shares of Common Stock currently issued and outstanding and (ii) 176,471 shares of Common Stock issuable upon exercise of Warrants, which amount has been reduced from the Registration Statement to remove from registration 92,359 shares of Common Stock, which have been sold by the Selling Stockholders named herein.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus	Subject to Completion, Dated May 27, 2011

GULF RESOURCES, INC.

2,892,870 SHARES OF COMMON STOCK

This prospectus relates to the resale of 2,892,870 shares (the “Shares”) of our common stock, par value $.0005 per share (the “Common Stock”) being offered by the selling stockholders (the “Selling Stockholders”) identified in this prospectus.  The shares of Common Stock offered under this prospectus includes (i) 176,471 shares of Common Stock issuable upon exercise of a warrant (the “Warrant”), and (ii) 2,716,499 shares of Common Stock currently issued and outstanding.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.  To the extent the Warrants is exercised for cash, if at all, we will receive the exercise price for the Warrant.  The Selling Stockholders may sell their shares of Common Stock on the Nasdaq Global Select Market at prevailing market prices or in negotiated transactions.

We have agreed to pay certain expenses in connection with the registration of the Shares.

Our Common Stock is traded on The Nasdaq Global Select Market under the symbol “GFRE”. We expect it to continue to trade in that market. The closing price for our Common Stock on May 25, 2011 was $3.67 per share.

Investing in our Common Stock involves risk. You should carefully consider the risk factors beginning on page 8 of this prospectus before purchasing shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2011

SUMMARY

This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the “Risk Factors” section beginning on page 4 of this prospectus and the financial statements and related notes to those statements incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 before making a decision to invest in our common stock.

Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Gulf Resources” refers to Gulf Resources, Inc. and all of its subsidiaries and affiliated companies. References to “PRC” are to the People’s Republic of China. References to the “SEC” or “Commission” refers to the U.S. Securities and Exchange Commission. References to “Ton” and “Tons” refer to metric tons.

OUR COMPANY

We are a holding company which conducts operations through our wholly-owned China subsidiaries.  Our business is conducted and reported in three segments.

Through our wholly-owned subsidiary, Shouguang City Haoyuan Chemical Company Limited (“SCHC”), we produce and trade bromine and crude salt.  We are one of the largest producers of bromine in China, as measured by production output. Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine also is used to form intermediary chemical compounds such as T.M.B.  Bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines, disinfectants.  Crude salt is the principal material in alkali production as well as chlorine alkali production and is widely used in the chemical, food & beverage, and other industries.

Through our wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”), we manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.

Our Business Segments

Our business operations are conducted in three segments, bromine, crude salt, and chemical products.  We manufacture and trade bromine and crude salt, and manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals.  We conduct all of our operations in China, in close proximity to China’s petrochemical and oil refinery manufacturing base and its rapidly growing market.

Bromine and Crude Salt

We manufacture and distribute bromine through our wholly-owned subsidiary, SCHC.  Bromine (Br2) is a halogen element and it is a red volatile liquid at standard room temperature which has reactivity between chlorine and iodine.   Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is also used to form intermediates in organic synthesis, in which it is somewhat preferable over iodine due to its lower cost.  Our bromine is commonly used in brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants. According to figures published by the China Crude Salt Association, we are one of the largest manufacturers of bromine in China, as measured by production output.

The extraction of bromine in the Shandong Province is limited by the Provincial Government.  We hold one of such licenses.   As part of our business strategy, we will continue acquiring smaller scaled and unlicensed producers and to use our bromine to expand our downstream chemical operations.

Location of Production Sites

Our production sites are located in the Shandong Province in northeastern China. The productive formation (otherwise referred to as the “working region”), extends from latitude N 36°56’ to N 37°20’ and from longitude E 118°38’ to E 119°14’, in the north region of Shouguang city, from the Xiaoqing River of Shouguang city to the west of the Dan River, bordering on Hanting District in the east, from the main channel of “Leading the Yellow River to Supply Qingdao City Project” in the south to the coastline in the  north. The territory is classified as coastal alluvial – marine plain with an average height two to seven meters above the sea level. The terrain is relatively flat.

Geological background of this region

The Shandong Province working region is located to the east of Lubei Plain and on the south bank of Bohai Laizhou Bay. The geotectonic location bestrides on the North China Platte (I) and north three-level structure units, from west to east including individually the North China Depression, Luxi Plate, and Jiaobei Plate. Meanwhile, 4 V-level structure units including the Dongying Sag of Dongying Depression(IV) of North China Depression, the Buried Lifting Area of Guangrao, Niutou sag and Buried Lifting Area of Shuanghe and are all on two V-level structure units including Xiaying Buried Lifting Area of Weifang Depression (IV) of Luxi Plate and Chuangyi Sag, as well as on a V-level structure units of Jiaobei Buried Lifting Area of Jiaobei Plate.

Processing of Bromine

Natural brine is a complicated salt-water system, containing many ionic compositions in which different ions have close interdependent relationships and which can be reunited to be many dissolved soluble salts such as sodium chloride, potassium chloride, calcium sulfate, potassium sulfate and other similar soluble salts. The goal of natural brine processing is to separate and precipitate the soluble salts or ions away from the water.  Due to the differences in the physical and chemical characteristics of brine samples, the processing methods are varied, and can result in inconsistency of processing and varied technical performance for the different useful components from the natural brine.

Bromine is the first component extracted during the processing of natural brine. In natural brine, the bromine exists in the form of bromine sodium and bromine magnesium and other soluble salts.

The bromine production process is as follows:

1.	natural brine is pumped from underground through extraction wells by subaqueous pumps;

2.	the natural brine then passes through transmission pipelines to storage reservoirs;

3.
the natural brine is sent to the bromine refining plant where bromine is extracted from the natural brine.  In neutral or acidic water, the bromine ion is easily oxidized by adding the oxidative of chlorine, which generates the single bromine away from the brine.  Thereafter the extracted single bromine is blown out by forced air, then absorbed by sulfur dioxide or soda by adding acid, chlorine and sulfur; and

4.	the wastewater from this refining process is then transported by pipeline to brine pans.

Our production feeds include (i) natural brine; (ii) vitriol; (iii) chlorine; (iv) sulfur; and (v) coal.

Crude Salt

We also produce crude salt, which is produced from the evaporation of the wastewater after our bromine production process. Once the brine is returned to the surface and the bromine is removed, the remaining brine is pumped to on-site containing pools and then exposed to natural sunshine. This causes the water to evaporate from the brine, resulting in salt being left over afterwards. Crude salt is the principal material in alkali production as well as chlorine alkali production and is widely used in the chemical, food & beverage, and other industries.

Chemical Products

We produce chemical products through our wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Company Limited, or SYCI.  The products we produce and the markets in which they are sold include, among others:

Product name	Application sector
Hydroxyl guar gum	Oil Exploration & Production
Demulsified agent	Oil Exploration & Production
Corrosion inhibitor for acidizing	Oil Exploration & Production
Bactericide	Oil Exploration / Agricultural
Chelant	Paper Making
Iron ion stabilizer	Oil Exploration & Production
Clay stabilizing agent	Oil Exploration & Production
Flocculants agent	Paper Making
Remaining agent	Paper Making
Expanding agent with enhanced gentleness	Paper Making
Bromopropane	Oil Exploration / Agricultural

SYCI concentrates its efforts on the production and sale of chemical products that are used in oil and gas field explorations, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents, and inorganic chemicals. SYCI also engages in research and development of commonly used chemical products as well as medicine intermediates. Currently, SYCI's annual production of oil and gas field exploration products and related chemicals is over 21,000 tons, and its production of papermaking-related chemical products is over 5,000 tons. These products are mainly distributed to large domestic papermaking manufacturers and major oilfields such as Shengli Oilfield, Daqing Oilfield, Zhongyuan Oilfield, Huabei Oilfield, and Talimu Oilfields.

On August 31, 2008, SYCI completed the construction of a new chemical production line. It passed the examination by Shouguang City Administration of Work Safety and local fire department. This new production line focuses on producing environmental friendly additive products, solid lubricant and polyether lubricant, for use in oil and gas exploration. The line has an expected annual production capacity of 5,000 tons. Formal production of this chemical production line started on September 15, 2008.

In June 2010, SYCI completed the construction of a new production line for wastewater treatment chemical additives, which is located in our Yuxin Chemical Plant, at a total cost of $8,838,000. The new production line began regular operation in April of 2011, and the Company expects positive cash flow from its operations in the second quarter of 2011.

SYCI’s headquarters are located in Shouguang City at 2nd Living District, Qinghe Oil Factory, Shouguang City, Shandong Province, China. The company has been certified as ISO9001-2000 compliant and received the Quality Products and Services Guarantee Certificate from China Association for Quality. SYCI has been accredited by Shandong as a Provincial Credit Enterprises and is a Class One supplier for both China Petroleum & Chemical Corporation (“SINOPEC”) and PetroChina Company Limited. SYCI has been engaged in product innovation and research and development projects with Shandong University, Shandong Institute of Light Industry, Southeast University and other higher education institutions. SYCI has hired three college professors and three professionals who hold PhD degrees to lead its Research and Development Department.

Segment disclosure

We have three reportable segments:  bromine, crude salt and chemical products.  Because our assets for crude salt production as at December 31, 2010 and the amount of our reported profit from sales of crude salt during fiscal year 2010 exceeded the 10% threshold of all of our total assets and operating profit, respectively, we established crude salt as our third segment for fiscal year 2010.  Certain comparative segment information of crude salt during fiscal year 2009 is not presented here as the necessary information is not available and we consider that the cost to develop it would be excessive.

The amounts set forth below are based upon on an average Renminbi to US Dollar exchange rates of $0.14787 and $0.14661 during fiscal year 2010 and 2009, respectively.

	Net Revenue by Segment
	Year Ended December 31, 2010		Year Ended December 31, 2009

Segment:	% of total		% of total
Bromine	$99,211,812	63%	$63,679,888	58%
Crude Salt	$14,971,774	9%	$10,650,698	9%
Chemical Products	$44,151,437	28%	$35,946,322	33%
Total sales	$158,335,023	100%	$110,276,908	100%

	Percentage Increase in Net Revenue from fiscal year 2009 to 2010	Percentage Increase in Net Revenue from fiscal year 2008 to 2009
Segment:
Bromine	56%	4%
Crude Salt	41%	365%
Chemical Products	23%	51%

SCHC Product sold in metric tons	Year ended December 31, 2010	Year ended December 31, 2009	Percentage Change
Bromine	34,672	34,930	(0.7%)

Crude Salt	370,437	356,839	3.8%

Year Ended			Chemical	Segment
December 31, 2010	Bromine	Crude Salt	Products	Total	Corporate	Total

Net revenue	$99,211,812	$14,971,774	$44,151,437	$158,335,023	$-	$158,335,023
Income (loss) from operations	48,250,896	11,360,476	12,218,613	71,829,985	(2,957,467)	68,872,518
Income taxes	12,943,451	2,040,287	3,071,111	18,054,849	-	18,054,849
Total assets	128,513,686	39,696,781	38,153,844	206,364,311	356,713	206,721,024
Depreciation and amortization	7,570,660	1,286,253	2,240,236	11,097,149	-	11,097,149
Capital expenditures	19,458,955	13,712,849	7,483,230	40,655,034	-	40,655,034

Sales and Marketing

We have in-house sales staff of 11 persons.  Our customers send their orders to us, usually with cash paid in advance.  Our in-house sales staff then attempts to satisfy these orders based on our actual production schedules and inventories on hand. Many of our customers have a long term relationship with us, and while we expect this to continue due to continuing high demand for mineral products, this relationship could not be guaranteed in the future.

Business Strategy

Expansion of Production Capacity to Meet Demand

▼ Bromine and Crude Salt

The Company has announced its intent to acquire bromine properties that are unlicensed and thus not legally permitted to produce bromine.  Prior to 2010, the Company acquired seven such properties, expanded our annual production capacity to 43,300 metric tons of bromine and 450,000 metric tons of crude salt.  These properties were purchased with a combination of cash and shares of our common stock, at purchase prices totaling $62.5 million. In 2010, the Company acquired another bromine property of this kind at purchase price of $13.9 million, in form of a combination of cash and shares of our common stock. This property further expanded our annual production capacity by 3,000 metric tons of bromine and 100,000 metric tons of crude salt. We also acquired a crude salt field in late December 2010 at cash consideration of $11 million, which expected to increase our annual production capacity by 78,000 metric tons of crude salt in 2011.  The Company expects that it will continue its acquisition program in 2011 and that these acquisitions will be funded by a combination of cash on hand, and the issuance of debt or equity securities, including securities issued to the sellers.

 ▼Chemical Products

In June 2010, we completed the construction of a new production line for wastewater treatment chemical additives located in our Yuxin Chemical Plant, at a total cost of $8,838,000. The new production line is now under pilot testing. We expect the new production line will start operation in 2011 with positive cash from operations. To expand its chemical production capacity, the Company intends to acquire chemical product producers.  These acquisitions will be funded by a combination of cash on hand, and the issuance of debt or equity securities

Competition

The markets for our products have been experiencing increased levels of demand as China continues its recent pace of accelerated growth.  Nevertheless, the markets for our products are highly competitive.  To date, our sales have been limited to customers within the PRC and we expect that our sales will remain primarily in domestic for the immediate future.  Our marketing strategy involves developing long term ongoing working relationships with customers based on large multi-year agreements which foster mutually advantageous relationships.

We compete with PRC domestic private companies and state-owned companies.  Certain state-owned and state backed competitors are more established and have more control of certain resources in term of pricing than we do.  We compete in our business based on price, our reputation for quality and on-time delivery, our relationship with suppliers and our geographical proximity to natural brine deposits in the PRC for bromine, crude salt and chemical productions.  Management believes that our stable quality, manufacturing processes and plant capacity for the production of bromine, crude salt and chemical products are key considerations in the awarding of contracts in the PRC.

Our principal competitors in the bromine business are Shandong Yuyuan Group Company Limited, Shandong Haihua Group Company Limited, Shandong Dadi Salt Chemical Group Company Limited, all of which produce bromine principally for use in their chemicals businesses and sell part of the bromine produced to customers. These companies may switch to selling bromine to the market if they no longer use bromine in their chemical business.

Our principal competitors in the crude salt business are Shandong Haihua Group Company Limited, Shandong Haiwang Chemical Company Limited and Shandong Longwei Group Company Limited.

Our principal competitors in the chemical business are Shandong Haihua Group Company Limited, Shouguang Weidong Salt Field Company Limited, Shouguang Fukang Pharmaceutical Company Limited, and Shouguang Caiyangzhi Salt Field Company Limited.

THE OFFERING

This prospectus relates to the resale of 2,892,870 shares of our common stock, par value $.0005 per share being offered by the Selling Stockholders identified in this prospectus.  The shares of Common Stock being offered under this prospectus includes (i) 176,471 shares of Common Stock issuable upon exercise of the Warrant and (ii) 2,716,499 shares of Common Stock currently issued and outstanding.

Common Stock being offered by Selling Stockholders	2,892,870 shares

Common Stock outstanding	34,735,912 shares as of the date of this Prospectus

Common Stock outstanding after the Offering (assuming full exercise of the Warrant)	37,628,782

Use of Proceeds
We will not receive any proceeds from the sale of shares by the Selling Stockholders.  However, to the extent that the Warrant is exercised for cash, we will receive proceeds from any exercise of the Warrant up to an aggregate of approximately $1.8 million. We intend to use any proceeds received from the exercise of the Warrant, for working capital and other general corporate purposes.

Trading	Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “GFRE.”

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

RISK FACTORS

You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus supplement and accompanying base prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before investing in our common stock..  The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.  Please also refer to the section above entitled “Forward-Looking Statements.”

The following is a summary of certain material risks facing our business and common stock that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results, and the price of and trading market for out stock, could be materially harmed.

Techniques employed by manipulative short sellers in Chinese small cap stocks may drive down the market price of our common stock

Short selling is the practice of selling securities that the seller does not own but rather has, supposedly, borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.   As it is therefore in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short.  While traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firm and independent research analysts.  These short attacks have, in the past, led to selling of shares in the market, on occasion in large scale and broad base.  Issuers with business operations based in China and who have limited trading volumes and are susceptible to higher volatility levels than U.S. domestic large-cap stocks, can be particularly vulnerable to such short attacks.

These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the Securities and Exchange Commission in Regulation AC (Regulation Analyst Certification) and, accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, fabrications of facts.  In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, oftentimes we are constrained, either by principles of freedom of speech, applicable state law (often called “Anti-SLAPP statutes”), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller.  You should be aware that in light of the relative freedom to operate that such persons enjoy – oftentimes blogging from outside the U.S. with little or no assets or identity requirements – should we be targeted for such an attack, our stock will likely suffer from a temporary, or possibly long term, decline in market price should the rumors created not be dismissed by market participants.

On April 26, 2011, a report created by Glaucus Research Group and distributed on Seeking Alpha website containing allegations concerning the reliability of the Company’s financial statements filed with the SEC was sent to the investment community.  We have issued various press releases to dispute the allegations in the anonymous report.  Our stock price fell 30.1% from April 25, 2011 to April 26, 2011 after the publication of this report.  The trading volume of the Company’s stock was approximately 12 million the day the report was published as compared to its average daily trading volume over the three month period prior to the report of 677,061.

Although we will continue to educate investors that the April allegations were inaccurate and misleading, the price of our stock remains vulnerable to the continuing attacks by this and any other short seller.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is a limited public market for our common stock, which began trading on The Nasdaq Global Select Market on October 27, 2009, and there can be no assurance that a trading market will develop further or be maintained in the future. As of May 16, 2011, the closing price of our common stock on The Nasdaq Global Select Market was $3.03 per share.

The sale of material amounts of our common stock could reduce the price of our common stock.

Sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. As shares of our common stock are sold and options to purchase shares of our common stock are issued pursuant to option agreements, if and to the extent that these stockholders and/or option holders sell our common stock, the price of our common stock may decrease due to the additional shares in the market.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those incorporated by reference in this prospectus supplement and the accompanying base prospectus or in any document incorporated by reference into this prospectus.
You should read this prospectus supplement and the accompanying base prospectus and the documents that we have incorporated by reference, completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus and any document incorporated herein or therein by reference is accurate as of its date only.  Because the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying base prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares being offered by the Selling Stockholders.  However, to the extent that the Warrant is exercised for cash, we will receive proceeds from any exercise of the Warrant up to an aggregate of approximately $1.8 million. We intend to use any proceeds received from the exercise of the Warrant, for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding held by the Selling Stockholders identified below. We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution”.  As of the date of this prospectus there are 34,735,912 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock to be beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

None of the Selling Stockholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years, nor has any Selling Stockholder had a material relationship with the Company.

Except for Ancora Greater China fund, LP and Brean Murray, Carret & Co., who was our placement agent in the Financing, none of the Selling Stockholders is a broker dealer or an affiliate of a broker dealer. Ancora Greater China fund, LP (“Ancora”) is an affiliate of a broker dealer. Ancora purchased the shares in the Financing in the ordinary course of business. None of the Selling Stockholders, including Ancora, had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

We entered into a placement agency agreement (the “Placement Agent Agreement”) with Brean Murray, Carret & Co. (“BMC”) on July 29, 2009 whereby BMC received as compensation for acting as placement agent in the Financing (i) a cash fee in the amount of approximately $1.5 million, equal to 6% of the gross proceeds of the Financing and (ii) warrants to purchase up to 176,471 shares of Common Stock (the “Warrant”).

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Prior to Offering	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering
Common Stock
Guerrilla Partners, LP (3)	27,400	*	27,400	-0-	-0-
Hua-Mei 21st Century Partners, LP (3)	53,700	*	53,700	-0-	-0-
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth Fund (4)	266,866	*	200,630	66,236	*
Fidelity Securities Fund: Fidelity Dividend Growth Fund (6)	2,576,240	7.41%	1,894,460	681,780	1.96%
Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund (4)	0	*	180,390	0	*
Variable Insurance Products Fund III: Value Strategies Portfolio (4)	0	*	54,910	0	*
Variable Insurance Products Fund III: Balanced Portfolio (4)	343,684	*	257,850	85,834	*
Straus Partners, L.P. (5)	284,959	*	47,059	237,900	*
Warrant
Brean Murray, Carret & Co. (6)	176,471		176,471	0
Total	3,729,320		2,892,870

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our Common Stock, or convertible or exercisable into shares of our Common Stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 34,735,912 shares of Common Stock outstanding as of May 17, 2010.

(2)	Includes the number of shares set forth opposite each Selling Stockholders’ name, and the number of shares that may be issued pursuant to the Warrant.

(3)
Peter Siris, Managing Director, and Leigh S. Curry share voting and dispositive power over the shares held by the selling stockholder.  Messrs. Siris and Curry may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Messrs. Siris and Curry disclaim beneficial ownership of such shares. The address for the selling stockholder is 237 Park Ave., 9th Fl. New York, NY 10017.

(4) *
Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,422,090 shares of the Common Stock outstanding of GULF RESOURCES, INC. ("the Company") as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,422,090 shares owned by the Funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(5)
Melville Straus, Managing Principal, has voting and dispositive power over the shares held by the selling stockholder.  Mr. Straus may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. Straus disclaims beneficial ownership of such shares. The address  for the selling stockholder is 767 Third Avenue, New York, NY 10017.

(6)
Consists of 176,471 shares underlying warrants to purchase up to 176,471 shares of our Common Stock.  William J. McCluskey has voting and dispositive power over the shares held by the selling stockholder.  Mr. McCluskey may be deemed to beneficially own the shares of Common Stock held by the selling stockholder.  Mr. McCluskey disclaims beneficial ownership of such shares. The address for the selling stockholder is 570 Lexington Avenue, New York, NY 10022.

PLAN OF DISTRIBUTION

We are registering (i) shares of common stock previously issued and (ii) shares of common stock underlying the Warrant to permit the resale of such shares of common stock by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock, except to the extent that the Warrant is exercised for cash. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

BMC is a registered broker dealer and FINRA member firm and listed as a selling stockholder in this prospectus. BMC served as placement agent for our Financing, which was completed on December 21, 2009. BMC received a (i) a cash fee in the amount of $1.5 million, equal to 6% of the gross proceeds of the Financing; (ii) warrants to purchase up to 176,471 shares of Common Stock. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying warrants granted to BMC. The warrants granted to BMC expire on December 18, 2014.

BMC does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through BMC. Further, other than any existing brokerage relationship as customers with BMC, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with BMC to sell their securities through BMC.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	Sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $40,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES

Capital Stock

General

As of May 17, 2011, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.0005 per share, of which 34,735,912 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, of which none are outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record. The affirmative vote of a majority of shares present in person or represented by proxy at a meeting of stockholders that commences with a lawful quorum is sufficient for approval of matters upon which stockholders may vote, including questions presented for approval or ratification at the annual meeting. Our common stock does not carry cumulative voting rights, and holders of more than 50% of our common stock have the power to elect all directors and, as a practical matter, to control our company. Holders of our common stock are not entitled to preemptive rights, and our common stock may only be redeemed at our election.

After the satisfaction of requirements with respect to preferential dividends, if any, holders of our common stock are entitled to receive, pro rata, dividends when and as declared by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders. All outstanding shares of common stock are fully paid and non-assessable.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GFRE.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our board of directors is authorized to issue up to the total of 1,000,000 shares of preferred stock, which includes without any further action by the stockholders. Our board of directors may also divide the shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s contact information is 59 Maiden Lane Plaza Level New York, NY 10038. The transfer agent’s telephone number is 718-921-8360.

LEGAL MATTERS

The validity of the shares of our Common Stock offered hereby has been passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheets of Gulf Resources, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended are incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K, which have been audited by BDO Limited,  independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov .

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 16, 2011; and

•	Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed on May 16, 2011; and

•	Current Reports on Form 8-K, filed on January 4, January 18, February 22, March 4 and March 17, March 31, April 4, April 21, April 28, May 2, May 11 and May 17, 2011.

•
The description of our Common Stock set forth in our Registration Statement on Form 8-A (Registration No. 001-34499) filed with the SEC on October 20, 2009, including any amendments thereto or reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file (other than documents or portions of documents deemed to be furnished pursuant to the Exchange Act) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement, and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

2,892,870 Shares

Common Stock

GULF RESOURCES, INC.

PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

SEC Registration Fee	$2,856.41
Legal Fees and Expenses	35,000
Accounting Fees and Expenses *	5,000
Miscellaneous *	2,000
Total	$44,856.41

* To be completed by amendment

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by under Delaware law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).”

Paragraph 10 of our Amended and Restated Certificate of Incorporation provides:

“The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. EXHIBITS AND FINANCIAL SCHEDULES

EXHIBITS

Exhibit No.	Description
2.1
Agreement and Plan of Merger dated December 10, 2006, among the Registrant, DFAX Acquisition vehicle, Inc., Upper Class Group Limited and the shareholders of UCG, incorporated herein by reference to Exhibit 10 to the Registrant's Current Report on Form 8-K filed on December 12, 2007.

2.2
Share Exchange Agreement among the Registrant, Upper Class Limited, Shouguang Yuxin Chemical Industry Company Limited and shareholders of Shouguang Yuxin Chemical Industry Company Limited, incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on February 9, 2007.

3.1	Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (No. 33-46580) declared effective on November 18, 1992.

3.2
Amendment to Restated Certificate of Incorporation., increasing the authorized capital stock, incorporated herein by reference to Exhibit A to the Registrant's definitive Schedule 14A filed on October_, 1995.

3.3
Amendment to Restated Certificate of Incorporation., increasing the authorized capital stock, incorporated herein by reference to Exhibit B to the Registrant's definitive Schedule 14A filed on August 12, 1997.

3.4
Amendment to Restated Certificate of Incorporation., increasing the authorized capital stock, incorporated herein by reference to Exhibit A to the Registrant's definitive Schedule 14A filed on October 16, 1998.

3.5	Amendment to Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on October 16, 2006, effecting a reverse stock split.

3.6
Amendment to Restated Certificate of Incorporation, changing the name of the Registrant to Gulf Resources, Inc., incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on February 20, 2007.

3.7
Amendment to Restated Certificate of Incorporation, increasing the authorized capital stock of the Registrant and effecting a 2-for-1 forward stock split, incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on December 4, 2007.

3.8
Amendment to Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on October 6, 2009, effecting a reverse stock split, incorporated herein by reference to Appendix C to the Registrant’s Schedule 14A filed on July 30, 2009.

3.9	By-laws, incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 333-46580) declared effective on November 18, 1992.

5.1	Opinion of Loeb & Loeb LLP, incorporated herein by reference to Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-164444) filed on January 20, 2010.

10.1
Lock-up Agreement by and among the Registrant, Top King Group Limited, Billion Gold Group Limited, Topgood International Limited, Ming Yang, Wenxiang Yu, Zhi Yang and Shandong Haoyuan Industry Group Ltd., dated  May 10, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2009.

10.2
Asset Purchase Agreement by and among the Registrant, Shouguang City Haoyuan Chemical Company Limited, Fengxia Yuan, Han Wang and Qing Yang, dated September 7, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 10, 2009.

10.3
 Securities Purchase Agreement by and among the Registrant and institutional investors dated December 11, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2009.

10.4
Registration Rights Agreement by and among the Registrant and institutional investors dated December 11, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 11, 2009.

10.5
Asset Purchase Agreement by and between Shouguang Haoyuan Chemical Co., Ltd., Jinjin Li, and Qiuzhen Wang dated June 7, 2010, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Amendment No. 3 on the Current Report on Form 8-K filed on February 22, 2011

10.6
Crude Salt Field Acquisition Agreement by and between Shouguang City Haoyuan Chemical Co., Ltd. and State-Operated Shouguang Qingshuibo Farm dated December 30, 2010, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 4, 2011.

10.7
Attachment to the Crude Salt Field Acquisition Agreement by and between Shouguang City Haoyuan Chemical Co., Ltd. and State-Operated Shouguang Qingshuibo Farm dated December 30, 2010, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 4, 2011

10.8
Lease Contract dated November 5, 2010 by and between Shouguang City Haoyuan Chemical Co., Ltd. and State-Operated Shouguang Qingshuibo Farm, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 4, 2011.

10.9
Supplementary Agreement dated March 1, 2011 by and between Shouguang City Haoyuan Chemical Co., Ltd. and State-Operated Shouguang Qingshuibo Farm, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 4, 2011.

14	Code of Ethics, incorporated herein by reference to Exhibit 14 to the Registrant’ annual report on Form 10-K filed on March 16, 2009.

16.1	Letter of Morison Cogen LLP dated February 10, 2010, incorporated herein by reference to Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on March 23, 2010.

21.1	List of Subsidiaries, incorporated herein by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2008.

23.1	Consent of Loeb & Loeb LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of BDO Limited.*

24.1	Power of Attorney (contained in the signature page to this registration statement).

* Filed herewith.

Item 16. UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets of the requirements for filing Post-Effective Amendment No. 2 to Form S-1 on form S-3, as amended and has duly authorized this Post-effective Amendment No. 2 to Form S-1 on Form S-3, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized in Shouguang, PRC on May 27, 2011.

GULF RESOURCES, INC.

By:	/s/ Xiaobin Liu
Name:	Xiaobin Liu
Title:	Chief Executive Officer (Principal Executive Officer)

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xiaobin Liu and Min Li or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons and in the capacities and on the dates indicated.

Dated: May 27, 2011	By:	/s/ Xiaobin Liu
	Name:	Xiaobin Liu
	Title:	Chief Executive Officer and Director (Principal Executive Officer)

Dated: May 27, 2011	By:	/s/ Min Li
	Name:	Min Li
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: May 27, 2011	By:	/s/ Ming Yang
	Name:	Ming Yang
	Title:	Chairman and Director

Dated: May 27, 2011	By:	/s/ Naihui Miao
	Name:	Naihui Miao
	Title:	Director

Dated: May 27, 2011	By:	/s/ Nan Li
	Name:	Nan Li
	Title:	Director

Dated: May 27, 2011	By:	/s/ Yang Zou
	Name:	Yang Zou
	Title:	Director

Dated: May 27, 2011	By:	/s/ Shi Tong Jiang
	Name:	Shi Tong Jiang
	Title:	Director

Dated: May 27, 2011	By:	/s/ Ya Fei Ji
	Name:	Ya Fei Ji
	Title:	Director